Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
June 2, 2023
Artisan Partners Asset Management Inc.,
    875 E. Wisconsin Avenue, Suite 800,
        Milwaukee, Wisconsin 53202.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of 2,454,098 shares (the “Omnibus Plan Securities”) of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Artisan Partners Asset Management Inc., a Delaware corporation (the “Company”), issuable under the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) upon exercise of equity awards previously granted or available for issuance under the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan and 666,866 shares of Class A Common Stock (the “Director Plan Securities” and, together with the Omnibus Plan Securities, the “Securities”) issuable under the Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan (the “Director Plan” and, together with the Omnibus Plan, the “Plans”) upon exercise of equity awards previously granted or available for issuance under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-187180 on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Restated Certificate of Incorporation and the applicable Plan, and the Securities have been duly issued and sold as contemplated by the Post-Effective Amendment to the Registration Statement and the applicable Plan, the Securities will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Artisan Partners Asset Management Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP